2,000,000.00                                               SEPTEMBER 25, 1997

                             PROMISSORY NOTE

    FOR VALUE RECEIVED, the undersigned (together with his permitted successors and "Borrower") promises to pay to the order of TOTAL CONTROL PRODUCTS, INC., an Illinois corporation (together with its permitted successors and assigns, "Holder"), at 2001 North Janice Avenue, Melrose Park, Illinois 60160, ATTN: Mr. Nicholas Gihl, or at such other place as Holder may from time to time designate in writing, the principal sum of TWO MILLION AND NO/100 DOLLARS ($2,000,000.00), in lawful money of the United States, or such lesser amount of may be payable due to offsets, if any, as provided for herein.

    The principal amount hereof shall be payable in five (5) equal annual installments in the amount of Four Hundred Thousand and No/100 Dollars ($400,000.00) each, or such lesser amount as may be payable due to offsets, if any, as provided for herein, commencing on September 25, 1999 and ending on September 25, 2003, at which later time the entire principal amount of this Note then outstanding together with any outstanding accrued and unpaid interest shall be due and payable.

    Borrower also promises to pay interest on the unpaid principal amount in like money at such place, from the date hereof until payment of the principal amount hereof has been made in full, at the rate of eight percent (8%) per annum, payable annually commencing on September 25, 1998 and ending with the final payment of the principal due hereunder. Holder acknowledges and agrees that Borrower shall withhold and report payments of interest to be made to Holder under this Note to the extent, and in the manner, required by the Income Tax Act (Canada).

    Borrower may at any time prepay, without payment of premium or penalty, in whole or in part, all amounts due under this Note . Any prepayments received by Holder will be applied first to costs and expenses due hereunder, second to any interest then due, third to any principal then due, fourth to any interest accrued but not then due, and fifth to any principal outstanding.

    In addition to Borrower's optional right of prepayment described in the preceding paragraph, Borrower shall be required to make a mandatory prepayment of all amounts due under this Note, without payment of premium or penalty, to Holder within five (5) business days after the closing of any of the following events (each, a "Triggering Event"): (i) a registered initial public offering of any class of stock of Taylor Manufacturing Systems, Inc., a Georgia corporation ("TMS"); (ii) sale or disposition of all or substantially all of the assets of TMS to an unaffiliated third party; (iii) a transaction or series of related transactions pursuant to which over fifty percent (50%) of the voting control of TMS is transferred to one person or any group of related persons; or (iv) the transactions contemplated under the Purchase Agreement (as herein defined) are not consummated before 5:00 p.m. e.s.t. on October 31, 1997.

    Borrower agrees to pay on demand all costs and expenses incurred by Holder in endeavoring to enforce this Note (including court costs and reasonable out-of-pocket attorneys' fees and disbursements) or the Pledge Agreement (as herein defined). All principal and interest due hereunder, together with all costs, expenses, and other amounts payable hereunder are collectively referred to herein as the "Liabilities".

    To secure the prompt payment when due of all amounts hereunder, Borrower, shall, concurrent with the execution and delivery of this Note, grant to Holder a continuing security interest in 250,000 shares (the "Collateral") of convertible preferred stock of Taylor Industrial Systems Inc. held beneficially of record by Borrower, pursuant to the terms of a Pledge Agreement entered into by Borrower and Holder effective as of the date hereof (the "Pledge Agreement"). Reference is made to the Pledge Agreement, which is incorporated in this Note by this reference as though set forth below, for a statement of the covenants and agreements in that document, a statement of the rights and remedies afforded by that document, and all other matters therein.

    Each of the following events or occurrences shall constitute a default under this Note: (i) Borrower shall fail to pay any amount payable hereunder when due (and such failure shall continue for a period of forty-five (45) days after Borrower's receipt of written notice from Holder of Borrower's failure to pay such installment); (ii) Borrower shall fail to duly perform any of its obligations hereunder or under the Pledge Agreement or shall be in breach of any representation or covenant made hereunder or under the Pledge Agreement, where such breach or failure is reasonably likely to affect either
(a) the value of the Collateral in any material respect, or (b) Holder's right to payment of the amounts due hereunder, in each case, where such breach continues for a period of forty-five (45) days after Borrower's receipt of written notice of such failure or breach from Holder; (iii) Borrower or TMS shall become insolvent, a receiver, trustee, or custodian shall be appointed for Borrower or TMS or any part of the property of Borrower or TMS, or any proceeding shall be commenced by Borrower or TMS under any bankruptcy, reorganization, debt arrangement, or insolvency law; or
(iv) any proceeding shall be commenced against Borrower or TMS under any bankruptcy, reorganization, debt arrangement, or insolvency law, where such proceeding is not dismissed within forty-five (45) days after the filing thereof.

    Upon a default and during the continuance thereof, Holder shall have (A) all rights and remedies available to it pursuant to applicable law, including, without limitation, the right to declare all Liabilities to be immediately due and payable, without further notice, demand, or presentment of any kind (provided, that, all amounts due hereunder shall be immediately due and payable upon a default under subparagraphs (iii) and (iv) above); (B) all rights of conversion afforded to the holder of the Collateral; and (C) the right to immediately sell, assign, or otherwise dispose of any of the Collateral, with the costs of such disposition to be borne by Borrower, and account to Borrower for the excess of the net proceeds received from such sale, assignment, or disposition over all Liabilities. In lieu of selling the Collateral, Holder may elect to cancel all or any portion of the Collateral as consideration for the payment of all or any portion of the

Liabilities remaining due and payable, where each share of convertible preferred stock of Holder cancelled shall be valued at the same price as a share of common stock of Total Control Products, Inc., as published in THE WALL STREET JOURNAL on the date on which the underlying default occurred.
The Holder hereby acknowledges and agrees that each of the foregoing remedies shall be mutually exclusive. Notwithstanding anything to the contrary contained in this Note or the Pledge Agreement, Borrower's liability under this Note and the Pledge Agreement shall be enforceable only out of the Collateral, and in no event shall Borrower have any personal liability hereunder or thereunder.

    The remedies of Holder as provided herein, and in any other documents governing or securing repayment hereof, shall be cumulative and concurrent and may be pursued singly, successively, or together, at the sole discretion of Holder, and may be exercised as often as occasion therefor shall arise.
No act of omission or commission of Holder, including specifically (but without limitation) any failure to exercise any right, remedy, or recourse, shall be effective unless set forth in a written document executed by Holder, and then only to the extent specifically recited therein. A waiver or release with reference to one event shall not be construed as continuing to any subsequent event. No delay or failure on the part of Holder in the exercise of any right or remedy hereunder shall operate as a waiver thereof, nor as an acquiescence in any default, nor as a novation of this Note or a waiver of the right of Holder to insist upon strict compliance with the terms, hereof, nor shall any single or partial exercise by Holder of any right or remedy preclude any other right or remedy.

    Notwithstanding anything to the contrary contained in this Note, all principal and interest due under this Note may be offset by Borrower at any tune or from time to time to the extent of the full amount of any Damages (as defined in that certain Asset Purchase Agreement, by and among Taylor Industrial Software Inc., Taylor Industrial Software (USA), Inc., Holder, TMS, and Borrower, dated of even date herewith (the "Purchase Agreement")), as provided for in, and subject to the terms and provisions of, the Purchase Agreement. Any such set-off right shall be applied in the order of priority set forth in the fourth paragraph of this Note. Except for the set-off rights set forth in this paragraph, Borrower shall have no set-off rights of any kind against Holder, and Borrower hereby waives all other rights of set-off against Holder, whether through contract or common law.

    All notices required or permitted to be given hereunder shall be in writing and may be delivered by hand, by facsimile, by nationally recognized private courier, or by Canadian or United states mail. Notices delivered by mail shall be deemed given three (3) business days after deposited in the Canadian or United States mail, postage prepaid, registered or certified mail. Notices delivered by hand, by facsimile, by nationally recognized private courier shall be deemed given on the first (lst) business day following receipt; provided, however that a notice delivered by facsimile shall only be effective if such notice is also delivered by hand , or deposited in the Canadian or United States mail, postage prepaid , registered or certified mail, on or before two (2) business days after its delivery by facsimile. All notices shall be addressed as set forth below (or to such other address as may be designated by notice to the other party):

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

    If to Borrower:

    Mr. Neil R. Taylor
    7711 139th Street
    Edmonton, Alberta, Canada T5R OE9
    Fax: (403) 481-9855

    with a copy to:

    Gambrell & Stolz, L.L.P.
    303 Peachtree Street, N.E.
    Suite 4300
    Atlanta, Georgia 30308
    ATTN:  James R. McGuone
    Fax: (404) 221-6501

    If to Holder:

    Total Control Products, Inc.
    2001 North Janice Avenue
    Melrose Park, Illinois 60160
    ATTN:  Mr. Nicholas Gihl
    Fax: (208) 345-5670

    with a copy to:

    D'Ancona & Pflaum
    30 North LaSalle Street, Suite 2900
    Chicago, Illinois 60602
    ATTN:  Mark Albert, Esq.
    Fax: (312) 580-0923

Borrower hereby irrevocably waives diligence in collection or protection, presentment, protest, notice of protest, demand, dishonor, default, non-payment, creation, and existence of any amounts due hereunder and any security or collateral for any amounts due hereunder.

    Wherever possible each provision of this Note shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or remaining provisions of this Note.

    Whenever used in this Note, the words "Borrower" and "Holder" shall be deemed to include Borrower and Holder named in the opening paragraph of this

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

Note, and their respective heirs, executors, administrators, legal representatives, successors and permitted assigns. The foregoing notwithstanding, Borrower shall not assign this note without the prior written consent of Holder, and Holder shall not assign this Note without the prior written consent of Borrower.

    THE PARTIES WAIVE THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY SUIT, ACTION, OR PROCEEDING SEEKING ENFORCEMENT OF ITS OBLIGATIONS UNDER THIS NOTE.

    This Note shall be construed and enforced in accordance with the law of the State of Illinois. Time shall be of the essence of this Note.

    The pronouns used herein shall include, when appropriate, either gender and both singular and plural, and the grammatical construction of sentences shall confirm thereto.

    All references herein to any document, instrument or agreement shall be deemed to refer to such document, instrument or agreement as the same may be amended, modified, restated, supplemented or replaced from time to time. The foregoing notwithstanding, no provision of this Note may be waived, amended, released, or otherwise changed, except by a writing signed by the party against which enforcement is sought.

    IN WITNESS WHEREOF, the undersigned Borrower has signed this instrument, as of the 25th day of September, 1997.


                             /s/ Neil R. Taylor
                             ------------------------------
                                 Neil R. Taylor


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